NEWS RELEASE T. ROWE PRICE ANNOUNCES CHIEF OPERATING OFFICER DEPARTURE AND LAUNCH OF NEW TECHNOLOGY, DATA, AND OPERATIONS FUNCTION BALTIMORE (November 3, 2025) – T. Rowe Price today announced that Kimberly Johnson, who has served as chief operating officer since 2022, will leave the firm in December. During her tenure, Johnson has been a transformational change leader, spearheading the modernization of the firm’s technology and data infrastructure, as well as its operational processes to optimize workflow and automation for an enhanced client experience. She has strategically advanced technology capabilities and business collaboration, enabling digital innovation and driving an enterprise approach to AI adoption. In addition to delivering scalable solutions that foster technology-enabled growth, Johnson has been a critical driver of enterprise efficiency and productivity. Building on this momentum, T. Rowe Price is also announcing the creation of a new Technology, Data, and Operations function, which reflects the firm’s commitment to integrating digital capabilities with operational excellence. This function will be led by Ramon Richards, who joined the firm as chief technology officer (CTO) in 2023. “Kimberly has been a transformative leader, driving meaningful change and strengthening the foundation of our operations for long-term success,” said Rob Sharps, Chair, CEO and President of T. Rowe Price. “We are deeply grateful for her contributions and wish her the very best in her next chapter.” As Head of Technology, Data, and Operations, Richards brings deep, cross-functional expertise and a proven track record of delivering high-impact transformation projects. In this role, he will oversee enterprise operations, digital platforms, and data strategy, ensuring that technology and insights are tightly integrated into every facet of the business. Richards will join the firm’s Management Committee and report to Sharps. “By creating a function singly focused on technology, data, and operations, we are aligning our capabilities to adapt to changing industry dynamics,” said Sharps. “As CTO, Ramon quickly demonstrated visionary leadership and has made significant strides in aligning the firm’s technology road map with our business strategy. He is well positioned to lead this new organization and continue building the systems, tools, and teams that will enable deeper integration and accelerate execution.” “This transition marks a strategic evolution in how we organize for scale, innovation, and performance, with a strong focus on delivering operational excellence powered by technology and data-driven decision- making,” said Richards. “I’m honored to step into this role and excited to continue building on the strong foundation that has been laid.” ABOUT T. ROWE PRICE T. Rowe Price (NASDAQ-GS: TROW) is a leading global asset management firm, entrusted with managing $1.77 trillion in client assets as of September 30, 2025, about two-thirds of which are retirement-related. Renowned for over 85 years of investment excellence, retirement leadership, and independent proprietary research, the firm leverages its longstanding expertise to ask better questions that can drive better investment decisions. Built on a culture of integrity and prioritizing client interests, T. Rowe Price empowers millions of investors worldwide to thrive amidst evolving markets. Visit troweprice.com/newsroom for news and public policy commentary. T. ROWE PRICE CONTACTS: Public Relations Arminta Plater 240-988-7418 arminta.plater@troweprice.com Investor Relations Linsley Carruth 410-345-3717 linsley.carruth@troweprice.com